PRESS RELEASE
FOR IMMEDIATE RELEASE
October 31, 2008

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BALTIMORE, October 31, 2008 – Bay National Corporation (Nasdaq: BAYN), the holding company for Bay National Bank, today reported a third quarter net loss per diluted share of $.83 compared with net income per diluted share of $.12 reported in the third quarter of 2007. The net loss was $1.8 million compared with net income of $261,145 in the third quarter of last year. The current quarter results include a loan loss provision of $2.5 million.

As of September 30, 2008, total assets were $274 million, an increase of 5.08% from September 30, 2007. Net loans rose 6.84% and total deposits increased 3.68% for the twelve-month period ended September 30, 2008.

Hugh W. Mohler, Chairman and Chief Executive Officer, commented, “Despite a continued pattern of asset growth, both the third quarter and year-to-date earnings were negatively impacted by elevated nonperforming residential construction and reconstruction mortgage loans as compared to our historically low level of nonperforming assets. An experienced team of loan professionals continues to solely dedicate itself to aggressively and expeditiously resolving these non-performing loans.”

Mr. Mohler continued, “The landscape of the financial industry further – and dramatically – changed during the third quarter of 2008 in which we saw the Federal Reserve taking ownership of the world’s largest insurance company, two of the largest investments banks taken over by bank holding companies, and the Federal Housing Finance Agency assuming conservatorship of Fannie Mae and Freddie Mac. The crisis, which began in the third quarter of 2007, has had a material impact on our operating results and dampens our previous strong performance.

2008 has been a year of many accomplishments and a seemingly endless number of challenges for the financial services industry. Yet, the Board of Directors and I are confident that we are taking the right steps. We have taken an aggressive stance in provisioning for loan losses and charging off impaired loans, reducing expenses, and, most importantly, managing our liquidity and keeping our balance sheet as strong as possible while we weather this financial storm. In addition, the FDIC has increased its level of insurance coverage from $100,000 to $250,000 per account which gives customers of all FDIC-insured banks, such as Bay National Bank, additional assurance.  Throughout all of this turmoil, we have not lost sight of our original business model of maintaining an intense focus on serving our customers and building long-term shareholder value.”

About Bay National Bank
Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices, Baltimore and Salisbury, Maryland, residential mortgage lending operations in both Baltimore and the Eastern Shore of Maryland, and a recently-opened commercial banking office in the Baltimore-Washington Corridor. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s intentions regarding resolution of non-performing loans and future performance, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing markets and in general economic conditions in our market area, further tightening of the credit markets, changes in interest rates, deposit flow and  loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2008 and 2007
(dollars in thousands, except per share data)

	2008	2007
Total assets	$274,123	$260,875
Cash and due from banks	555	15,913
Federal funds sold and other overnight investments	16,603	15,296
Investment securities available for sale	-	399
Other equity securities	1,240	1,066
Loans, net	237,957	222,733
Deposits	233,344	225,069
Short-term borrowings	15,717	6,003
Subordinated debt	8,000	8,000
Stockholders’ equity	16,033	20,452

Common shares outstanding	2,153,101	2,137,633
Book value per share	$7.45	$9.57
Ratio of interest earning assets to interest bearing liabilities	120.84%	115.67%
Stockholders’ equity as a percentage of assets	5.85%	7.84%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007

Weighted average yield/rate on:	2008	2007
Loans	6.34%	9.03%
Investments and interest bearing cash balances	1.52%	4.07%
Interest bearing liabilities	3.20%	4.55%
Net interest spread	2.89%	4.04%
Net interest margin	3.48%	4.95%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007
(dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Interest income	$3,586	$5,139	$11,805	$15,826
Interest expense	1,578	2,219	5,058	6,708
Net interest income	2,008	2,920	6,747	9,118
Provision for credit losses	2,492	350	5,517	350
Net interest income after provision for credit losses	(484)	2,570	1,230	8,768
Non-interest income	203	148	613	521
Non-interest expenses	2,591	2,275	8,266	6,787
(Loss) income before income taxes	(2,872)	443	(6,423)	2,502
Income tax (benefit) expense	(1,093)	182	(2,382)	1,000
Net (loss) income	$(1,778)	$261	$(4,041)	$1,502

PER COMMON SHARE
Basic net (loss) income per share*	$(.83)	$.12	$(1.88)	$.70
Diluted net (loss) income per share*	$(.83)	$.12	$(1.88)	$.68
Average shares outstanding (Basic)*	2,151,825	2,135,688	2,144,519	2,131,671
Average shares outstanding (Diluted)*	2,151,825	2,212,740	2,144,519	2,211,104

STOCK PRICE
High*	$8.03	$16.75	$11.70	$17.55
Low*	$4.26	$14.50	$4.26	$14.50
Close*	$5.70	$15.35	$5.70	$15.35

* All periods have been adjusted to reflect a 1.1 to 1 stock split in the form of a 10% stock dividend recorded on June 29, 2007

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	September 30, 2008	September 30, 2007
Total deposits	$233,344	$225,069
Commercial paper sweep balances	14,087	2,845
National market certificates of deposit	(72,092)	(15,496)
Variable balance accounts (1 customer as of September 30, 2008 and 2007)	(8,373)	(24,664)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$169,966	$190,754